Exhibit 13.10

AMENDMENT NO. 10

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Mutual Funds)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Mutual Funds (“TMF”) hereby agree that, with respect to the Administrative Services Agreement dated January 1, 2009, as amended, between TAM and TMF (the “Agreement”), effective August 9, 2019, the Agreement is amended to reflect that Thrivent Partner Emerging Markets Equity Fund merged into Thrivent International Allocation Fund.

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

(Effective August 9, 2019)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Balanced Income Plus Fund
3.	Thrivent Diversified Income Plus Fund
4.	Thrivent Global Stock Fund
5.	Thrivent Government Bond Fund
6.	Thrivent High Income Municipal Bond Fund
7.	Thrivent High Yield Fund
8.	Thrivent Income Fund
9.	Thrivent International Allocation Fund
10.	Thrivent Large Cap Growth Fund
11.	Thrivent Large Cap Value Fund
12.	Thrivent Limited Maturity Bond Fund
13.	Thrivent Low Volatility Equity Fund
14.	Thrivent Mid Cap Stock Fund
15.	Thrivent Moderate Allocation Fund
16.	Thrivent Moderately Aggressive Allocation Fund
17.	Thrivent Moderately Conservative Allocation Fund
18.	Thrivent Money Market Fund
19.	Thrivent Multidimensional Income Fund
20.	Thrivent Municipal Bond Fund
21.	Thrivent Opportunity Income Plus Fund
22.	Thrivent Small Cap Growth Fund
23.	Thrivent Small Cap Stock Fund